    As filed with the Securities and Exchange Commission on August   , 1996
                                                  Registration No. 333-

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ---------------

                                   FORM S-3

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               ---------------

                              DESTEC ENERGY, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                              38-2875546
  (STATE OR OTHER JURISDICTION OF        (I.R.S. EMPLOYER IDENTIFICATION
  INCORPORATION OR ORGANIZATION)                      NO.)

                      2500 CITYWEST BOULEVARD, SUITE 150
                               HOUSTON TX 77042
                                (713) 735-4000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDINGAREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

        MARIAN M. DAVENPORT                         Copy to:
  VICE PRESIDENT, GENERAL COUNSEL               JOHN R. BRANTLEY
    AND SECRETARY 2500 CITYWEST           BRACEWELL & PATTERSON, L.L.P.
       BOULEVARD, SUITE 150             711 LOUISIANA STREET, SUITE 2900
         HOUSTON TX 77042                     HOUSTON TX 77002-2781
          (713) 735-4000
   (NAME, ADDRESS, INCLUDING ZIP
    CODE, AND TELEPHONE NUMBER,
 INCLUDING AREA CODE, OF AGENT FOR
             SERVICE)

                               ---------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                                         PROPOSED MAXIMUM
 TITLE OF EACH CLASS OF      AMOUNT     PROPOSED MAXIMUM    AGGREGATE      AMOUNT OF
       SECURITIES            TO BE       OFFERING PRICE   OFFERING PRICE  REGISTRATION
    TO BE REGISTERED       REGISTERED     PER UNIT (1)          (1)          FEE(1)
- --------------------------------------------------------------------------------------
Common Stock, par value
 $.01 per share......... 177,287 shares      $8.15          $1,444,889        $499
                          37,571 shares       9.44             354,670         122
                          84,205 shares      11.85             997,829         344
- --------------------------------------------------------------------------------------
    Total:                                                                    $965
- --------------------------------------------------------------------------------------

- -------------------------------------------------------------------------------
(1) Calculated pursuant to Rule 457(j).

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                             SUBJECT TO COMPLETION
                  PRELIMINARY PROSPECTUS DATED AUGUST 29, 1996

Prospectus

                              DESTEC ENERGY, INC.

                                 299,063 SHARES
                        OF COMMON STOCK, $.01 PAR VALUE

                                RESCISSION OFFER

  Destec Energy, Inc. (the "Company") offers, upon the terms and conditions set forth in this Prospectus, to rescind the sales of its shares of common stock, $.01 par value per share (the "Common Stock"), pursuant to the 1993-1994 Destec Energy, Inc. Employees' Stock Purchase Plan, the 1994-1995 Destec Energy, Inc. Employees' Stock Purchase Plan and the 1995-1996 Destec Energy, Inc. Employees' Stock Purchase Plan (collectively, the "Plans"), by paying the participants in the Plans who purchased such shares (i) the consideration paid under the Plans for such Common Stock, plus interest at the applicable rate from the date of purchase, or (ii) in the event the participant has sold such Common Stock, the consideration paid under the Plans for such Common Stock, less the proceeds from the sale, plus interest at the applicable rate (the "Rescission Offer"). The Rescission Offer is being made to all participants under the Plans who purchased Common Stock pursuant to the Plans ("Rescission Offerees"). The Company estimates that approximately 560 participants purchased shares pursuant to the Plans at prices of $9.44 under the 1993-1994 Plan, $8.15 under the 1994-1995 Plan and $11.85 under the 1995-1996 Plan. The closing sales price of the Common Stock (as reported on the Composite Tape for The New York Stock Exchange, Inc. under the symbol "ENG") on August 28, 1996 was $13.375.

                THE RESCISSION OFFER WILL EXPIRE AT 11:59 P.M.,
               HOUSTON, TEXAS TIME, ON                   , 1996.

  RESCISSION OFFEREES ARE NOT REQUIRED TO ACCEPT THE RESCISSION OFFER. Rescission Offerees who do not accept the Rescission Offer will be deemed to have purchased registered Common Stock under the Securities Act of 1933, as amended (the "Securities Act"), effective as of the date of this Prospectus.

 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS  THE
   COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
    ADEQUACY OF  THIS PROSPECTUS. ANY  REPRESENTATION TO THE CONTRARY  IS A
     CRIMINAL OFFENSE.

              The date of this Prospectus is               , 1996.
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE + +WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES +
+LAWS OF ANY SUCH JURISDICTION.                                                +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information......................................................   2
Incorporation by Reference.................................................   3
The Company................................................................   4
The Rescission Offer.......................................................   4
Validity of Common Stock...................................................   7
Experts....................................................................   7

                             AVAILABLE INFORMATION

  The Company, a Delaware corporation, is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at: Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Copies of such information may be accessed through the Commission's Internet web site at http://www.sec.gov. Such materials can also be inspected at the offices of The New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

  The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments, schedules and exhibits, referred to as the "Registration Statement") under the Securities Act relating to the Rescission Offer. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement, of which this Prospectus is a part. For further information with respect to the Company, the Rescission Offer and the Common Stock, reference is made to the Registration Statement, including the exhibits, annexes and schedules thereto, which may be inspected, without charge, at the public reference facilities of the Commission referred to above, and copies of which may be obtained therefrom upon payment of the Commission's customary charges.

                          INCORPORATION BY REFERENCE

  This Prospectus incorporates by reference the following documents:

    (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, as amended by the Company's Form 10-K/A filed June 14, 1996;

    (ii) the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1996;

    (iii) the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1996;

    (iv) the description of the Common Stock contained in the Company's Registration Statement on Form 8-A, dated March 13, 1991; and

    (v) all other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the Rescission Offer.

  Any statement contained in this Prospectus or in a document incorporated by reference in this Prospectus will be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which is also incorporated by reference in this Prospectus modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Prospectus.

  The Company will provide, without charge, to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in this Prospectus, excluding exhibits to such documents, unless such exhibits are specifically incorporated by reference into the documents so incorporated. Requests for copies of such documents should be addressed to the Company at its principal executive offices as follows: Destec Energy, Inc., 2500 CityWest Boulevard, Suite 150, Houston, Texas 77042, Attention: Human Resources Department (telephone: (713) 735-4365). In order to ensure timely delivery of
the documents, any such request should be made by                 , 1996.

  NO PERSON HAS BEEN AUTHORIZED, IN CONNECTION WITH THIS OFFERING, TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION THAT IS NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED ON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE OF SECURITIES HEREUNDER SHALL UNDER ANY CIRCUMSTANCES BE DEEMED TO IMPLY THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION SET FORTH HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                                  THE COMPANY

  The Company, together with its subsidiaries, is one of the largest independent producers of electricity in the world. The Company is in the business of (i) developing, operating and managing projects which produce electricity, thermal energy and syngas; (ii) marketing and selling electricity, thermal energy, natural gas and lignite; and (iii) investing in projects, entities and natural resources which support its strategic objectives. As an independent power company, the Company has interests in twenty-one operating facilities, the majority of which the Company operates and manages. All of the Company's facilities, except the Company's Wabash Project, produce and sell electric power, and the majority of these facilities produce thermal energy, principally steam, to electric utilities and energy intensive industries. The combined capacity of these facilities is approximately 3,286 megawatts of electricity and over three million pounds per hour of steam.

                             THE RESCISSION OFFER

 Background and Reasons for the Rescission Offer

  The purpose of the Plans and the Destec Energy, Inc. 1992-1993 Employees' Stock Purchase Plan (the "1992 Plan") was to provide an opportunity for full-time employees of the Company to participate in the ownership of the Company through the ownership of Common Stock. From 1992 through 1996, the Company made available to its eligible employees the opportunity to purchase shares of Common Stock pursuant to the 1992 Plan and the Plans through a payroll deduction system.

  The 1992 Plan and the Plans were all substantially identical in features. The Plan Price for shares of Common Stock sold under the Plans was determined by the Stock Award Committee of the Board of Directors and was based on the average of the high and low prices of the Common Stock during a five day period in the month preceding implementation of the relevant Plan. Participants were eligible to purchase shares having a total purchase price of up to ten percent of their annual salary, as defined in the Plans. Payments for shares of Common Stock purchased under the Plans were made through payroll deductions, except for any permitted prepayments. Participants were able to purchase shares of Common Stock under the Plans at the lower of (i) the Plan Price described above or (ii) the Market Price, which was the average of the high and low prices of the Company's Common Stock for a specified date in July following implementation of each Plan. The sales of Common Stock under the Plans were made exclusively to persons who were, at the time of enrollment in the Plans, full-time employees of the Company.

  The Securities Act requires that the sales of shares of Common Stock under the Plans be registered under that Act. The Company has determined that the Registration Statement filed in connection with the 1992 Plan referenced only the 1992 Plan and may not have registered all shares of Common Stock sold under the 1994-1995 and 1995-1996 Plans. Consequently, the Company believes that although all of the sales by the Company pursuant to the Plans were made in conformity with the respective terms of the Plans, 299,063 shares of Common Stock purchased by participants under the Plans may not have been properly registered under the Securities Act. The Company does not believe that registration of the shares of Common Stock sold under the Plans was required under the laws of any State in which such shares were sold.

  If violations of the registration provisions of the Securities Act occurred, participants who purchased Common Stock under the Plans (the Rescission Offerees to whom this Rescission Offer is made) may have the right to have such shares of Common Stock repurchased by the Company or, if the Rescission Offeree has already sold such shares of Common Stock, other relief. This offer is made to ensure compliance with the registration provisions of the Securities Act.

  For purposes of the federal securities laws, nonacceptance of the Rescission Offer may not terminate a Rescission Offeree's right to bring a civil action against the Company before expiration of the applicable statute of limitations for failure to register the shares under the Securities Act. The statute of limitations under the Securities Act for enforcement of such rights by a stockholder is one year after the date of the sale of Common

Stock sold in violation of the federal registration requirements, but in no event later than three years after the Common Stock was offered to the participants. The Company intends to assert, among other defenses, in any litigation initiated by a Rescission Offeree who does not accept the Rescission Offer, that such Rescission Offeree is estopped from asserting such claims.

  The maximum estimated amount that the Company would be required to pay if all Rescission Offerees accept the Rescission Offer is approximately $3.0 million. At June 30, 1996, the Company had approximately 55.9 million shares of Common Stock outstanding and its stockholders' equity was approximately $755 million.

 Terms of the Rescission Offer

  Pursuant to this Prospectus, the Company hereby offers:

  (i) to repurchase, from each Rescission Offeree, all shares of Common Stock held by such Rescission Offeree that were purchased pursuant to the Plans at the price paid by such Rescission Offeree for such shares of Common Stock, plus interest at the applicable rate, upon receipt by the Company of (A) a properly completed and executed Acceptance of Rescission Offer in the form of Annex I to this Prospectus and (B) certificates representing such shares of Common Stock purchased pursuant to the Plans; and

  (ii) to pay to each Rescission Offeree who purchased shares of Common Stock pursuant to the Plans and resold such shares of Common Stock at a loss prior to the date hereof an amount equal to the price paid by such Rescission Offeree for such shares of Common Stock, less the proceeds from the sale of such shares, plus interest at the applicable rate, upon receipt by the Company of (A) a properly executed Acceptance of Rescission Offer and (B) proof reasonably satisfactory to the Company evidencing the sale of such shares of Common Stock at a loss.

  Satisfactory proof of sale at a loss may take the form of appropriate confirmations of sale from brokers or dealers. If the proof of sale at a loss is not reasonably satisfactory to the Company, the Company may require additional proof. The Company may also require that an improperly completed Acceptance of Rescission Offer form be properly completed. Persons who accept any portion of the Rescission Offer and who do not desire the Company to withhold any amount for federal income taxes should complete the Form W-9 which is included with the acceptance materials and which is included with the materials contained in Annex I.

  Interest to be paid on the amounts described above will be calculated, in the case of shares of Common Stock repurchased, for the period from the date of purchase by the Rescission Offeree pursuant to the relevant Plan to the date of repurchase by the Company, and in the case of reimbursement for loss, for the period from the date of sale by the Rescission Offeree to the date of reimbursement by the Company. The interest rate per annum to be paid is determined by reference to state law and therefore will depend on the state of residence of the Rescission Offerees. The interest rate for each relevant state is reflected in Annex II.

  The following table summarizes the amount per share that the Company estimates that it will pay for shares of Common Stock purchased by the Company in the Rescission Offer.

                                                                     RESCISSION
                                                           PURCHASE  OFFER PRICE
                                                          PRICE PAID  INCLUDING
      PURCHASE PLAN                                       UNDER PLAN  INTEREST*
      -------------                                       ---------- -----------
      1993-1994 Plan.....................................   $ 9.44     $10.61
      1994-1995 Plan.....................................   $ 8.15     $ 8.64
      1995-1996 Plan ....................................   $11.85     $11.85

- --------
* Assuming an interest rate of 6% and payment by the Company on August 1, 1996. The rate of interest will vary according to an offeree's state of residence. See Annex II.

  As of the date of this Prospectus, the market value of one share of Common Stock exceeds the price at which any participants purchased pursuant to the Plans and exceeds each of the Rescission Offer Prices. You are urged to obtain current quotations of the market price of the Common Stock on The New York Stock Exchange, Inc. (Symbol: "ENG"). As of August 28, 1996, the closing sale price for the Common Stock on The New York Stock Exchange, Inc. (as reported on the Composite Tape for the New York Stock Exchange) was $13.375. For the one year period ending on such date, the sales price of the Common Stock ranged from a high of $16.00 to a low of $11.50.

 How to Accept or Decline the Rescission Offer

  A RESCISSION OFFEREE IS NOT REQUIRED TO ACCEPT THE RESCISSION OFFER. Acceptance of the Rescission Offer is optional for each Rescission Offeree who purchased shares covered by the Rescission Offer. In the event the Rescission Offeree elects to accept the Rescission Offer, the Rescission Offeree must complete the "Acceptance of Rescission Offer" form, a copy of which has been included for convenience and the form of which is attached hereto as Annex I, and mail or return it to the Company, Attention: Human Resources Department,
K. Argueta, 2500 CityWest Boulevard, Suite 150, Houston, Texas 77042, as soon as practicable after the date of receipt of this Prospectus, but in no event having a postmark later than the Expiration Date of 11:59 p.m., Houston, Texas
time on        , 1996.

  ANY RESCISSION OFFEREE WHO FAILS TO NOTIFY THE COMPANY IN WRITING OF HIS OR HER ACCEPTANCE OF THE RESCISSION OFFER, ON OR PRIOR TO THE EXPIRATION DATE, WILL BE DEEMED TO HAVE REJECTED THE RESCISSION OFFER; SUCH REJECTION MAY NOT BE DETERMINATIVE OF ACTUAL LEGAL RIGHTS.

  You are urged to consider this Prospectus carefully before reaching a decision. The form of Acceptance of Rescission Offer for persons desiring to accept all or any portion of the Rescission Offer is attached hereto as Annex I, and an additional copy accompanies this Prospectus. If you do not wish to accept any portion of the Rescission Offer made to you, you may do nothing and allow the Rescission Offer to expire. If you wish to accept all or only a portion of the Rescission Offer made to you, you should complete and execute the appropriate sections of the Acceptance of Rescission Offer form enclosed with this Prospectus and return it to the Company as provided above.

 Questions about the Rescission Offer

  Rescission Offerees who have questions about the Rescission Offer may call
K. Argueta ((713) 735-4365) on weekdays between 9:00 a.m. and 5:00 p.m., Houston, Texas time.

 Use of Common Stock Repurchased by the Company in the Rescission Offer

  The shares of Common Stock purchased by the Company pursuant to the Rescission Offer, if any, will become treasury shares. Shares of Common Stock repurchased by the Company will become available for use by the Company pursuant to employee benefit plans and may be used by the Company for general corporate purposes.

 Federal Income Tax Consequences of the Rescission Offer

  The following is a general summary of the likely federal income tax consequences to the Rescission Offerees who elect to participate in the Rescission Offer and who have held their shares of Common Stock as a capital asset. This summary is not a complete analysis of the potential tax considerations, and does not discuss all aspects of federal income taxation that may be relevant to a particular Rescission Offeree. Moreover, no information is provided with respect to the consequences of any applicable state, local or foreign tax laws. The accuracy of this summary is not free from doubt and there can be no assurance that the Internal Revenue Service will agree with the conclusions stated. Accordingly, each Rescission Offeree should consult his or her own tax advisor to determine his or her actual tax consequences attributable to the Rescission Offer.

  Amounts received by a Rescission Offeree who accepts the Rescission Offer and tenders his or her shares to the Company will first constitute a tax-free return of basis up to the amount of cash such Rescission Offeree paid for the Common Stock with the remaining amount taxable as ordinary income. In addition, a Rescission Offeree will realize a capital loss to the extent his or her tax basis in the tendered Common Stock exceeds the amount of cash paid for such stock. A Rescission Offeree's tax basis in the tendered Common Stock will generally equal the amount of cash paid for the Common Stock plus compensation income recognized (if any) by the Rescission Offeree as a result of his or her purchase of the Common Stock.

  Amounts received by a Rescission Offeree who accepts the Rescission Offer and who resold his or her shares of Common Stock at a loss prior to the date hereof (the "Sold Common Stock") will constitute taxable income. The taxable income will be characterized as capital gain up to an amount equal to the difference between the amount of cash the Rescission Offeree paid for the Sold Common Stock and the amount realized upon the prior sale of such stock. The characterization of such capital gain as long-term or short-term is dependent upon the length of time the Rescission Offeree held the Sold Common Stock. All additional amounts received by a Rescission Offeree will be taxable as ordinary income.

 Funding the Rescission Offer

  The Company has sufficient funds on hand to pay to Rescission Offerees the purchase price of any shares which may be tendered to it pursuant to the Rescission Offer.

                           VALIDITY OF COMMON STOCK

  The validity of the Common Stock offered pursuant to the Rescission Offer will be passed upon for the Company by Bracewell & Patterson, L.L.P., Houston, Texas.

                                    EXPERTS

  The consolidated financial statements of the Company appearing in the Company's Annual Report on Form 10-K and 10-K/A for the fiscal year ended December 31, 1995, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report included therein, and have been incorporated herein by reference in reliance upon such report given upon the authority of that firm as experts in accounting and auditing. See "Incorporation by Reference."

                                                                         Annex I

                              RESCISSION OFFEREE'S
                         ACCEPTANCE OF RESCISSION OFFER

                               ----------------

 YOU MAY ELECT TO ACCEPT OR REJECT THE RESCISSION OFFER. IF YOU WISH TO REJECT
   THE RESCISSION OFFER, DO NOT EXECUTE AND RETURN THIS FORM. YOU NEED TO DO
                    NOTHING TO REJECT THE RESCISSION OFFER.

   IF YOU WISH TO ACCEPT THE RESCISSION OFFER, PLEASE EXECUTE AND RETURN THIS
              FORM, PURSUANT TO THE INSTRUCTIONS SET FORTH BELOW.

                               ----------------

To: Destec Energy, Inc.
  Human Resources Department
  2500 CityWest Boulevard, Suite 150
  Houston, Texas 77042
  Attention: K. Argueta

Ladies and Gentlemen:

  The undersigned acknowledges receipt of the Prospectus dated         , 1996,
of Destec Energy, Inc. (the "Company"), together with the Annexes thereto (the "Prospectus"), pursuant to which the Company offers, upon the terms and conditions set forth herein and in the Prospectus, to rescind sales (the "Rescission Offer") of its shares of common stock, par value $.01 per share ("Common Stock") pursuant to the 1993-1994 Destec Energy, Inc. Employees' Stock Purchase Plan, the 1994-1995 Destec Energy, Inc. Employees' Stock Purchase Plan and the 1995-1996 Destec Energy, Inc. Employees' Stock Purchase Plan (the "Plans").

  I hereby accept the Rescission Offer for the Common Stock listed below, which I represent were purchased pursuant to the Plans, on the terms set forth in this form and in the Prospectus. I direct that all of the payment to be made for shares of Common Stock surrendered herewith be made to the address appearing at the end of this Rescission Offer Acceptance form. I understand that as a result of accepting the Rescission Offer, I will no longer hold the shares of Common Stock represented by the certificates tendered herewith.

  The following certificates representing shares of Common Stock purchased pursuant to the Plans are enclosed herewith:

                                     CERTIFICATE
        PLAN YEAR   NUMBER OF SHARES   NUMBERS
        ---------   ---------------- -----------
        1993-1994
        1994-1995
        1995-1996

  *If you require additional space, please complete an additional sheet, sign it and attach it to this form.

  1. Guarantees of Signatures. Except as set forth below, signatures on the Acceptance of Rescission Offer form need not be guaranteed.

  2. Delivery of Acceptance of Rescission Offer Forms and Certificates. Rescission Offerees must properly complete and duly execute and mail or deliver this Acceptance of Rescission Offer form, together with the certificate(s) representing shares of Common Stock to be surrendered in acceptance of the offer to rescind and other required documents to the Company at the address set forth above. IN ORDER TO ACCEPT THE RESCISSION OFFER, ALL MATERIALS MUST HAVE A
POSTMARK NO LATER THAN 11:59 P.M., HOUSTON, TEXAS TIME, ON       , 1996.

  The Company reserves the absolute right to reject any and all surrenders of shares of Common Stock (i) that are not in proper form or otherwise not valid or (ii) the acceptance of which would be, in the opinion of the Company's counsel, unlawful. The Company's interpretation of the terms and conditions of the Rescission Offer, this Acceptance of Rescission Offer form and the Instructions thereto will be final and binding. The Company reserves the absolute right to waive any defect or irregularity in the surrender of shares of Common Stock.

  3. Signatures on the Rescission Offer Acceptance Form. If the shares of Common Stock surrendered hereby are owned of record by two or more joint owners, all such owners must sign this Acceptance of Rescission Offer form. If any of the shares of Common Stock are registered in different names on several certificates, it will be necessary to complete, sign and submit as many separate Acceptance of Rescission Offer forms as there are different registrations of certificates.

  When this Acceptance of Rescission Offer form is signed by the registered holder(s) of the certificate(s) listed and transmitted hereby, no endorsement of certificates or separate instruments of transfer are required, except as provided below. If this Acceptance of Rescission Offer form is signed by a person other than the participant as registered holder of the certificate(s) surrendered, such certificate(s) must be endorsed or accompanied by an appropriate instrument of transfer, in either case signed exactly as the name or names of the registered holder or holders appear on the certificate(s). Signatures on such certificate(s) or transfer instruments must be guaranteed.

  4. Mutilated, Lost, Destroyed or Stolen Certificates. If any certificate has been mutilated, lost, destroyed or stolen, the holder should promptly notify the Company. The holder will then be directed as to the steps that must be taken in order to replace the certificate. The Acceptance of Rescission Offer form and related documents cannot be processed until the procedures for replacing lost, mutilated, destroyed or stolen certificate(s) have been followed.

  5. Questions and Requests for Assistance or Additional Copies. Questions and requests for assistance may be directed to the Company, at the address and telephone number set forth in the Prospectus.

  6. Form W-9 and Taxpayer Identification Number. Federal income tax law requires any Rescission Offeree accepting the Rescission Offer to provide the Company with a correct Taxpayer Identification Number ("TIN") by completing a Form W-9. In the case of a Rescission Offeree who is an individual, the TIN is his or her social security number. Failure to provide the Company with a correct TIN may subject the Rescission Offeree to backup withholding at a rate of 31% on any payments made to the Rescission Offeree. A Form W-9 has been included with this Acceptance of Rescission Offer form for convenience.

  THE METHOD OF DELIVERY OF THIS ACCEPTANCE OF RESCISSION OFFER FORM, THE CERTIFICATES FOR SHARES OF COMMON STOCK, AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDER AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE COMPANY. IF DELIVERY IS TO BE MADE BY MAIL, REGISTERED MAIL, WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

  DELIVERY OF THIS ACCEPTANCE OF RESCISSION OFFER FORM TO AN ADDRESS OTHER THAN 2500 CITYWEST BOULEVARD, SUITE 150, HOUSTON, TEXAS 77042, ATTENTION: HUMAN RESOURCES DEPARTMENT--K. ARGUETA, WILL NOT CONSTITUTE A VALID ACCEPTANCE. THIS ACCEPTANCE OF RESCISSION OFFER IS TO BE COMPLETED AND SIGNED BY EACH RESCISSION OFFEREE WHO SURRENDERS HEREWITH COMMON STOCK PURCHASED PURSUANT TO THE PLANS FOR ACCEPTANCE OF THE RESCISSION OFFER.

  Therefore, I hereby accept the Rescission Offer for the above Common Stock purchased by me under the Plans. I direct that all payments be made to the undersigned at the address set forth below. I understand and agree that as a result of such acceptance, I will no longer hold the shares of Common Stock in the Company.


- -------------------------                 -------------------------
Name (Please Print)                       Signature


- -------------------------                 -------------------------
Street Address                            Date


- -------------------------                 -------------------------
City, State and Zip Code of Residence     Social Security or
                                          Taxpayer Identification
                                          Number

  THIS FORM SHOULD BE MAILED TO THE COMPANY AS SOON AS PRACTICABLE, BUT IN NO
                                     EVENT
           HAVING A POSTMARK LATER THAN, THE EXPIRATION DATE OF THIS
                RESCISSION OFFER, WHICH IS               , 1996.

                                                                        Annex II

                           STATE LEGAL INTEREST RATES

STATE                              LEGAL INTEREST RATE      STATE          LEGAL INTEREST RATE
- -----                              -------------------      -----          -------------------
Alabama                                     6%              Montana                10%
Alaska                                    10.5%             Nebraska                6%
Arizona                                    10%              Nevada                 12%
Arkansas                                    6%              New Hampshire          10%
California                                  7%              New Jersey              6%
Colorado                                    8%              New Mexico              8%
Connecticut                                 8%              New York               16%
Delaware                      5% + Federal Discount Rate    North Carolina          8%
District of Columbia                        6%              North Dakota            6%
Florida                                    12%              Ohio                    8%
Georgia                                     7%              Oklahoma                6%
Hawaii                                     10%              Oregon                  9%
Idaho                                      12%              Pennsylvania            6%
Illinois                                    5%              Rhode Island           12%
Indiana                                    10%              South Carolina          8%
Iowa                                        5%              South Dakota           15%
Kansas                                     10%              Tennessee              10%
Kentucky                                    8%              Texas                   6%
Louisiana                                  12%              Utah                   10%
Maine                                       6%              Vermont                12%
Maryland                                    6%              Virginia                8%
Massachusetts                               6%              Washington             12%
Michigan                                    5%              West Virginia           6%
Minnesota                                   6%              Wisconsin               5%
Mississippi                                 8%              Wyoming                 7%
Missouri                                    9%

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table sets forth all expenses in connection with the shares of Common Stock being registered. All amounts shown below are estimates, except the registration fee:

Registration fee of Securities and Exchange Commission.................... $965
Accountants' fees and expenses............................................ $  *
Legal fees and expenses................................................... $  *
Miscellaneous............................................................. $  *
                                                                           ----
  Total................................................................... $  *
                                                                           ====

- --------
* To be supplied by amendment.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The Company's Amended and Restated Certificate of Incorporation and By-laws incorporate substantially the provisions of the Delaware General Corporation Law ("DGCL") providing for indemnification of directors and officers of the Company against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person is or was an officer or director of the Company if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The Company may also provide indemnification, under certain circumstancs, for certain employees or agents who were serving at the request of the Company as a director, officer, partner, member, employee or agent of another corporation, partnership, joint venture, trust, committee or other enterprise.

  As permitted by Section 102 of the DGCL, the Company's Amended and Restated Certificate of Incorporation, as amended, contains provisions eliminating a director's personal liability for monetary damages to the Company and its stockholders arising from a breach of a director's fiduciary duty except for liability (a) for any breach of the director's duty of loyalty to the Company or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under
Section 174 of the DGCL, or (d) for any transaction from which the director derived an improper personal benefit.

  The Company has purchased liability insurance policies covering its directors and officers.

ITEM 16. EXHIBITS.

  4.1    Amended and Restated Certificate of Incorporation of the Company
          (incorporated by reference from Exhibit 3.1 to the Company's
          Registration Statement on Form S-1, Registration No. 33-36086).
  4.2    By-laws of the Company (incorporated by reference from Exhibit 3.2 of the Company's Annual Report on Form 10-K for the year ended December
          31, 1995).
   5*    Opinion and Consent of Bracewell & Patterson, L.L.P. as to the
          validity of the Common Stock registered hereunder.
   23.1  Consent of Deloitte & Touche LLP, independent auditors.
   23.2* Consent of Bracewell & Patterson, L.L.P. (included in the opinion filed as Exhibit 5 hereto).
   24    Powers of Attorney.

- --------
* To be filed by amendment.

ITEM 17. UNDERTAKINGS.

  The undersigned registrant hereby undertakes:

    (a) That, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT OR AMENDMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF HOUSTON, STATE OF TEXAS ON THE 29TH DAY OF AUGUST, 1996.

                                          DESTEC ENERGY, INC.
                                          (Registrant)

                                             /s/ Charles F. Goff
                                          By: _________________________________
                                             Charles F. Goff
                                             Chairman of the Board and
                                             Chief Executive Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT OR AMENDMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED AND ON THE 29TH DAY OF AUGUST, 1996.

                 SIGNATURE                                     TITLE
                 ---------                                     -----
          /s/ Charles F. Goff
- -------------------------------------------
              Charles F. Goff               Chairman of the Board and Chief Executive
                                             Officer (Principal Executive Officer)
        /s/ Keys A. Curry, Jr.
- -------------------------------------------
            Keys A. Curry, Jr.              President and Chief Operating Officer and
                                             Director
       /s/ Enrique M. Larroucau
- -------------------------------------------
           Enrique M. Larroucau             Senior Vice President, Chief Financial
                                             Officer and Treasurer (Principal Financial
                                             Officer)
           /s/ Craig E. Hess*
- -------------------------------------------
               Craig E. Hess                Vice President and Controller
                                             (Princpal Accounting Officer)
         /s/ Cassandra C. Carr*
- -------------------------------------------
             Cassandra C. Carr              Director
          /s/ Jack E. Earnest*
- -------------------------------------------
              Jack E. Earnest               Director
        /s/ Jack G. Helfenstein*
- -------------------------------------------
            Jack G. Helfenstein             Director
         /s/ Robert W. Gallant*
- -------------------------------------------
             Robert W. Gallant              Director

                 SIGNATURE                                     TITLE
                 ---------                                     -----
         /s/ Michael D. Parker*
- -------------------------------------------
             Michael D. Parker              Director
          /s/ Pedro Reinhard*
- -------------------------------------------
              Pedro Reinhard                Director
           /s/ Joel V. Staff*
- -------------------------------------------
               Joel V. Staff                Director

       /s/ Charles F. Goff
*By__________________________________
           Charles F. Goff
    (Attorney-in-fact for persons
             indicated)

                                 EXHIBIT INDEX

 EXHIBIT                                                                   PAGE
 NUMBER                       DESCRIPTION OF EXHIBIT                       NO.
 -------                      ----------------------                       ----
     4.1  Amended and Restated Certificate of Incorporation of the
           Company (incorporated by reference from Exhibit 3.1 to the
           Company's Registration Statement on Form S-1, Registration
           No. 33-36086).
     4.2  By-laws of the Company (incorporated by reference from Exhibit
           3.2 of the Company's Annual Report on Form 10-K for the year ended December 31, 1995).
     5*   Opinion and Consent of Bracewell & Patterson, L.L.P. as to the
           validity of the Common Stock registered hereunder.
    23.1  Consent of Deloitte & Touche LLP, independent auditors.
    23.2* Consent of Bracewell & Patterson, L.L.P. (included in the opinion filed as Exhibit 5 hereto).
    24    Powers of Attorney.

- --------
* To be filed by amendment.